EXHIBIT 11

Alan T. Schiffman, CPA, PC
Financial Strategists Business Consultants
1166 Dimock Lane Naples, FL 34110
Telephone 239-595-0314; Fax 239-594-7984
Email: ats@naplescpa.net Website: alantschiffman.com

The balance sheet of Legion Works, Inc. as of December 31, 2019, and the related statement of operations, shareholders’ equity and cash flow for the period from November 20, 2019 (inception) to December 31, 2019, included in this prospectus, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that ﬁrm as experts in auditing and accounting.

The ﬁnancial statements of Legion Works, Inc. as of December 31, 2019 and for the period from November 20, 2019 (inception) to December 31, 2019, included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated February 24, 2020, on our audit of the ﬁnancial statements of Legion Works, Inc.

February 24, 2020
Naples, Florida